EV Energy Partners to Acquire Oil and Gas Properties in Permian Basin

HOUSTON, Jul 18, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has signed an agreement to acquire, for $160 million, oil and natural gas properties in the Permian Basin from Plantation Petroleum Holdings III, LLC., an EnCap sponsored company.

The acquisition, which has been approved by the Board of Directors, is expected to close by the end of September 2007 and is subject to customary closing conditions and purchase price adjustments.

"With this acquisition we continue to show steady growth through accretive acquisitions," said John B. Walker, Chairman and CEO. "These assets give us additional growth opportunities through drilling, while our total mix of proved undeveloped reserves remains within our stated goal of 10 to 20 percent."

EVEP plans to initially finance the acquisition with bank borrowings under an amended and restated credit facility.

As a result of the acquisition, which is expected to be immediately accretive to distributable cash flow per unit, management anticipates that it will recommend to the Board of Directors a further increase in the quarterly distribution rate, beginning with the distribution for the fourth quarter of 2007 (payable during the first quarter of 2008) subject to the closing of the acquisition.

The acquisition is comprised of 142 wells (100 percent operated) producing primarily from the Yates, Seven Rivers, Queen and Morrow formations in Lea and Eddy Counties, NM, and Winkler County Texas; and the Clear Fork and Wichita Albany formations in Gaines County, TX. The properties, reserves and production include:

-- Estimated proved reserves as of July 1, 2007, (based on recent strip prices) of approximately 79.1 BCFE

-- 51 percent proved developed producing

-- 44 percent natural gas, 7 percent crude oil and 49 percent natural gas liquids

-- Reserves-to-production ratio of 19.3 years (EVEP pro forma R/P of 16.8 years), based on estimated production for the second half of 2007.

-- Estimated net daily production for the second half of 2007 of approximately 11.2 MMCFE

-- 97 identified proved undeveloped (PUD) drilling locations and 25 identified proved developed non-producing (PDNP) opportunities

-- Anticipate spending an average of $12 million to $15 million per year from the fourth quarter of 2007 through 2012 on PUD's and PDNP's

-- Based on the above drilling, estimated total average net daily production of 13 to 15 MMCFE from 2008 through 2012

-- Additional unquantified potential for step-out drilling

-- Estimated lease operating expenses of $0.95 to $1.05 per MCFE of production, and production taxes of 8.5% to 9.0% of revenues

-- Estimated price differentials versus NYMEX of:

Natural gas ($/Mcf)	($1.10) - ($1.20)
Crude oil (as % of NYMEX Crude)	90% - 95%
Natural gas liquids (as % of NYMEX Crude)	60% - 65%

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes prior to or at closing.

Plantation's advisors were Simmons & Company International and Griffis & Associates, LLC.

EVEP will host an investor conference call to discuss the acquisition today, Wednesday, July 18, 2007, at 10 a.m. EDT (9 am CDT). Investors interested in participating in the call may dial 303-262-2143 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com.

In addition, as previously announced, Mark Houser, President & COO will be presenting at A.G. Edwards' Yield Conference in New York on Wednesday, July 18, 2007 at 11 a.m. EDT. Interested parties can access the presentation during a live webcast via the following link: http://www.wsw.com/webcast/agedwards20/evep/. A replay of the webcast will be available approximately two hours following the event and will remain available until July 25th, 2007. The presentation will be available on EVEP's website at http://www.evenergypartners.com in the Investor Relations/Presentations section.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. This press release does not constitute an offer of any securities for sale. The securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P.
Michael E. Mercer, 713-651-1144
Web site: http://www.evenergypartners.com